Exhibit (i)(3)

Drinker Biddle & Reath LLP
One Logan Square, Ste. 2000
Philadelphia, PA 19103
(215) 988-2700 (Phone)
(215) 988-2757 (Facsimile)
www.drinkerbiddle.com

March 15, 2013

The Community Reinvestment Act Qualified Investment Fund
2500 Weston Road
Suite 101
Weston, Florida 33331

RE:	Registration Statement on Form N-1A/Issuance of Shares

Ladies and Gentlemen:

We have acted as counsel to The Community Reinvestment Act Qualified Investment Fund, a Delaware business trust (the “Trust”), in connection with the preparation and filing with the Securities and Exchange Commission of Post-Effective Amendment No. 23 (the “Amendment”) to the Trust’s Registration Statement on Form N-1A (File Nos. 333-71703 and 811-09221) (the “Registration Statement”) under the Securities Act of 1933, as amended, registering shares of beneficial interest representing interests in a single class of shares of the CCM Hedged Income Fund (the “Fund”).  The aforesaid shares of beneficial interest are referred to hereinafter as “Institutional Shares.” The Amendment seeks to register an unlimited number of Institutional Shares in the Fund.

We have reviewed the Trust's Agreement and Declaration of Trust, its Bylaws and resolutions adopted by its Board of Trustees, and have considered such other legal and factual matters as we have deemed appropriate.

The opinion is based exclusively on the Delaware Statutory Trust Act and the federal law of the United States of America.

Based upon the foregoing, it is our opinion that the Institutional Shares registered under the Amendment will be, when issued against payment therefor as described therein,

The Community Reinvestment Act Qualified Investment Fund
March 15, 2013

legally issued, fully paid and non-assessable by the Trust, and that, under Delaware law, the holders of the Institutional Shares will be entitled to the same limitation of personal liability extended to stockholders of private corporations for profit organized under the general corporation law of the State of Delaware (except that we express no opinion as to such holders who are also Trustees of the Trust).

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Amendment.  Except as provided in this paragraph, the opinion set forth above is expressed solely for the benefit of the Trust in connection with the matters contemplated hereby and may not be relied upon by, or filed with, any other person or entity or for any other purpose without our prior written consent.

Very truly yours,

/s/ Drinker Biddle & Reath LLP
DRINKER BIDDLE & REATH LLP